As filed with the Securities and Exchange Commission on January 7, 2025

Registration No. 333-262668

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement No. 333-262668

UNDER THE SECURITIES ACT OF 1933

CEPTON, INC.

(Exact name of registrant as specified in its charter)

Delaware		27-2447291
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
399 West Trimble Road San Jose, California 95131 (408) 459-7579
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jun Pei Cepton, Inc. 399 West Trimble Road San Jose, California 95131 (408) 459-7579
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Lebrun

Davis Polk & Wardwell LLP

Izumi Garden Tower 33F

1-6-1 Roppongi
Minato-ku, Tokyo 106-6033, Japan

+81-3-5574-2600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-262668) (the “Registration Statement”) of Cepton, Inc. (“Cepton”), originally declared effective by the Securities and Exchange Commission (the “SEC”) on May 11, 2022, as amended by Post-Effective Amendment No. 1 on Form S-3, filed with the SEC on March 21, 2023 and declared effective on March 22, 2023, covering the issuance and sale of up to (i) 118,776,933 shares of Cepton’s common stock, (ii) 5,175,000 warrants to purchase shares of Cepton’s common stock and (iii) 13,800,000 shares of Cepton’s common stock that are issuable upon the exercise of warrants.

On September 21, 2023, Cepton completed a one-for-ten reverse stock split (the “Reverse Stock Split”) of its common stock. The number of common stock referenced above refers to the number of common stock originally registered on the Registration Statement and does not account for the Reverse Stock Split.

On July 29, 2024, Cepton entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KOITO MANUFACTURING CO., LTD. (“Parent”) and Project Camaro Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly owned subsidiary of Parent. On January 7, 2025, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Cepton (the “Merger”), with Cepton surviving the Merger as an indirect controlled subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Cepton has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Cepton in the Registration Statement to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, Cepton hereby removes and withdraws from registration all such securities of Cepton registered under the Registration Statement that remain unsold as of the date hereof. As a result of the deregistration, no such securities remain registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 7, 2025.

CEPTON, INC.

By:	/s/ Jun Pei
Name: Jun Pei
Title: President and Chief Executive Officer